UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of Earliest Event Reported): December 4, 2013

ESSENT GROUP LTD.

(Exact name of registrant as specified in its charter)

Bermuda	005-87689	Not Applicable
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Clarendon House

2 Church Street

Hamilton HM 11, Bermuda

(Address of Principal Executive Offices and Zip Code)

(441) 297-9901

 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.                        Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 4, 2013, the Board of Directors (the “Board”) of Essent Group Ltd. (the “Company”) appointed Douglas J. Pauls, as a director, to fill a vacancy on the Board, effectively immediately, to serve until his successor is duly elected and qualified at the next annual meeting of shareholders.  With Mr. Pauls’ appointment, the Company’s Board consists of nine directors.

Mr. Pauls was also appointed to, and as chairman of, the audit committee of the Board. Mr. Glanville, the former chairman of the audit committee, will remain as a member of the audit committee. Mr. Pauls was also appointed to the risk committee.

Mr. Pauls, 55, has over 30 years of experience in the areas of finance, accounting, internal controls, and financial reporting for public companies, including most recently senior roles with financial institutions.  Mr. Pauls served as chief financial officer of BankUnited, Inc., a bank holding company, from 2009 until his retirement in 2013.  From 2008 until 2009, Mr. Pauls served as executive vice president of finance for TD Bank, NA following TD Bank’s acquisition of Commerce Bancorp, Inc. in March 2008. Prior to that, Mr. Pauls held several positions with Commerce Bancorp, including serving as its chief financial officer from 2002 up until the acquisition by TD Bank and its chief accounting officer from 1995 to 2002. Earlier in his career, Mr. Pauls was a senior manager in the audit department of Ernst & Young in Philadelphia and Pittsburgh, Pennsylvania. Mr. Pauls holds a BA in economics from Dickinson College, and serves on Dickinson’s Board of Trustees.

There are no transactions between Mr. Pauls (or any member of his immediate family) and the Company or any of its subsidiaries, and there are no arrangements or understandings between Mr. Pauls and any other persons or entities pursuant to which he was appointed as a director of the Company.

A copy of the Company’s press release regarding the appointment of Mr. Pauls is filed as Exhibit 99.1 to this Form 8-K.

Item 9.01. Financial Statements and Exhibits.

(d)                      Exhibits

Exhibit No.	Description

99.1	Press Release issued by Essent Group Ltd. on December 10, 2013

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ESSENT GROUP LTD.

	By:	/s/ Lawrence E. McAlee
		Name:	Lawrence E. McAlee
		Title:	Senior Vice President and Chief Financial Officer
Date: December 10, 2013

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release issued by Essent Group Ltd. on December 10, 2013